Exhibit 99.2

PBF Logistics Announces Intent to Acquire Torrance Valley Pipeline Interest

•	Transaction would be expected to be immediately accretive to unitholders

•	Implied purchase multiple of 8.75x based on expected net income of $9.4 million and $20.0 million of EBITDA

•	Acquisition would diversify asset base and increases fee-based portfolio

PARSIPPANY, NJ – August 11, 2016 – PBF Logistics LP (NYSE:PBFX, the “Partnership”) announced today that it has entered into a letter of intent to acquire a 50 percent interest in Torrance Valley Pipeline Company LLC (the “TVPC”) from an affiliate of PBF Energy Inc. (NYSE:PBF) for a total consideration of approximately $175.0 million in cash. The letter of intent sets forth the terms and conditions under which PBF Energy intends to and would be willing to enter into mutually acceptable definitive agreements containing material terms consistent with those described in this release. The Partnership and PBF Energy currently anticipate executing definitive agreements within the next 30 days and closing the acquisition in the third quarter of 2016, subject to customary closing conditions. The acquisition is conditioned on the parties’ ability to negotiate and execute definitive transaction documents as well as to satisfy any required closing conditions. The acquisition is expected to be financed through a combination of cash on hand, borrowings from the Partnership’s senior secured revolving credit facility and the proceeds of PBFX’s equity offering which was announced today.

PBFX and PBF Energy Chief Executive Officer Thomas Nimbley said, “The potential acquisition of a 50 percent interest in the Torrance Valley Pipeline Company reflects PBFX’s ongoing commitment to deliver sustained growth to our unit holders and diversify our earnings base with high-quality assets.” Mr. Nimbley continued, “PBF shareholders would also be expected to benefit from this transaction as PBF Energy would receive additional cash, representing approximately one third of the PBF Energy’s acquisition price for the Torrance refinery and its logistics assets, to strengthen its balance sheet in anticipation of future opportunities.”

TVPC owns the 189-mile San Joaquin Valley Pipeline system with a throughput capacity of approximately 110,000 barrels per day. The system is comprised of the M55, M1 and M70 pipelines which are the primary crude gathering and transportation lines that supply PBF Energy’s Torrance refinery. The assets also include 11 pipeline stations with approximately one million barrels of combined storage capacity and truck unloading capability at two of the stations.

Pursuant to the letter of intent, upon closing, the Partnership would enter into ten-year term transportation services agreements with subsidiaries of PBF Energy containing minimum volume throughput commitments (“MVCs”) of approximately 50,000 barrels per day for the M1 and M55 pipelines; MVCs of approximately 70,000 barrels per day for the M70 pipeline and for storage capacity at certain tanks representing approximately 50 percent of the total available shell capacity of the storage facilities. Based on anticipated ownership percentage, current cost structure, increased fees payable by PBF under the services agreement and the expected minimum throughput rates, the acquired interests of TVPC would be expected to generate, over the twelve month period subsequent to closing the proposed acquisition, estimated annual net income of approximately $9.4 million based on revenues of approximately $38.5 million and operating income of $11.0 million and estimated earnings before interest, taxes, depreciation and amortization of approximately $20.0 million. Annual maintenance capital expenditures for the Partnership’s acquired interest would be expected to average approximately $1.5 million.

The terms of the potential transaction are being reviewed by the Conflicts Committee of the Board of Directors of the general partner of PBF Logistics. The Conflicts Committee is composed of independent directors and was advised by Piper, Jaffray & Co., its financial advisor, and Vinson & Elkins LLP, its legal counsel.

Non-GAAP Measures

PBF Logistics LP Reconciliation of amounts under US GAAP to Forecasted EBITDA (unaudited, in millions)

Reconciliation of fifty percent TVPC acquired interest estimated

Net Income to estimated EBITDA:

Estimated net income	$9.4
Add: Depreciation and amortization expense	9.0
Add: Interest expense, net and other financing costs	1.6

Estimated EBITDA	$20.0

The Partnership defines EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization expense. EBITDA is a non-GAAP supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unit holders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Partnership’s management believes that the presentation of EBITDA provides useful information to investors in assessing our financial condition and results of operations. EBITDA should not be considered an alternative to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. Additionally, because EBITDA may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. Due to the forward-looking nature of forecasted EBITDA, information to reconcile forecasted EBITDA to forecasted cash flow from operating activities is not available as management is unable to project working capital changes for future periods at this time.

About PBF Logistics LP

PBF Logistics LP (NYSE:PBFX), headquartered in Parsippany, New Jersey, is a fee-based, growth-oriented master limited partnership formed by PBF Energy Inc. to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets.

Forward-Looking Statements

Disclosures in this press release contain “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the risk that the Partnership may not enter into or consummate the potential acquisition of the Torrance Valley Pipeline interest held by an affiliate of PBF Energy, the risk that the potential acquisition is consummated but that the anticipated benefits to the Partnership from the transaction cannot be fully realized, including the accretion expected to be realized by the Partnership as a result of the potential acquisition and the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Partnership and its subsidiaries. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, and other important factors that could cause actual results to differ materially from those projected, including those set forth in reports filed by the Partnership with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and the Partnership does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

###

Contacts:

Colin Murray (investors)

ir@pbfenergy.com

Tel: 973.455.7578

Michael C. Karlovich (media)

mediarelations@pbfenergy.com

Tel: 973.455.8994